UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 15, 2007

MIDWEST URANIUM CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-113270

(Commission File Number)

36-4536633

(IRS Employer Identification No.)

Suite 1680 – 200 Burrard Street, Vancouver, British Columbia V6C 3L6

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 604.693.0177

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2007, Drew Bonnell resigned as our president, secretary, treasurer and a director of our company and we appointed Bill Dynes as president, secreteary and treasurer in place of Drew Bonnell.

Bill Dynes

Mr. Dynes brings 30 years of practical mining, mineral exploration, and corporate managerial experience. He started with Noranda Mines Ltd., Hendrix Lake division, in 1975, as a mineral assayer at their Boss Morurtain Molybdenum Mine. He moved on to designing and managing mineral exploration programs in BC, Mexico, the Yukon, NWT, Africa and Brazil. Mr. Dynes had integral and direct involvement in the successful discoveries of the Jericho (Tahera Diarnond Corporation) and Gaucho Kue (Debeers Canada) diamond deposits in the Northem

Canada and in the setting up the Diamond Research Center at UBC. He has gained extensive experience in corporate management and the search for precious metals and diamondiferous kimberlites in Canada, Mexico and Tanzania. Mr Dynes has a Bachelor of Science Honors Degree from the University of British Columbia.

Family Relationships

There are no family relationships with Bill Dynes and any of our other directors and officers.

Certain Related Transactions and Relationships

We have not been a party to any transaction with Mr. Dynes, since the beginning of our last fiscal year, or any currently proposed transaction with Mr. Dynes, in which we were or will be a participant and where the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWEST URANIUM CORPORATION

By: /s/ Bill Dynes

Bill Dynes

President, Secretary, Treasurer and Director

Date: October 15, 2007

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